Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of this day of April, 2020, by and among CLR Roasters, LLC, a Florida limited liability company ("CLR"), Khrysos Industries, Inc., a Delaware corporation ("KII", and together with CLR the "US Partners'), H&H Coffee Group Export Corp. a Florida corporation ("H&H"), and The Nica Hemp Cooperative, Inc, an entity created under the laws of Nicaragua (the "Nicaragua Partners").

RECITALS

The parties hereto (sometimes hereinafter referred to collectively as the "Partners" and individually as the "Partner") desire to form a joint venture under the laws of the State of Florida (the "Joint Venture") for the purpose of growing hemp in Nicaragua and extracting oil from hemp in Nicaragua.

Accordingly, the Partners hereby form and agree to conduct certain activities as a joint venture for the purposes hereinafter set forth and upon the following terms and conditions:

ARTICLE 1.

GENERAL PROVISIONS

Section 1.1 Purposes and Scope of Joint Venture.

l. I . I Except as otherwise expressly provided for herein, the rights and obligations of the Partners and the administration and termination of the Joint Venture shall be governed by the laws of the State of Florida.

l. 1.2 The Joint Venture business and affairs shall be limited to growing hemp in Nicaragua and extracting oil from hemp in Nicaragua.

Section 1.2 Name of Joint Venture. The business and affairs of the Joint Venture shall be conducted solely and at all times under the name of "Nicaraguan Hemp Grow and Extraction Group"

Section 1.3 Scope of Partner's Authority. Except as otherwise expressly and specifically provided in this Agreement, no Partner shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other Partner or the Joint Venture.

Section 1.4                                Principal Place of Business. The principal office and place of business of the Joint Venture shall be maintained at 2131-2141 NW 72nd Avenue, Miami, FL 33122 or stich other place or places as shall from time to time be designated by the Partners.

Section 1.5 Term. The Joint Venture shall commence upon the date of this Agreement and shall continue until terminated as provided herein.

ARTICLE 2.

CONTRIBUTIONS, PARTICIPATION AND DISTRIBUTIONS

Section 2.1 Allocation and Distribution of Profits and Losses. The Net Profits (as defined below) and Net Losses (as defined below) for each fiscal period during the term of this Agreement shall be allocated among the parties as follows: twenty five percent (25%) to H&H and seventy five percent (75%) to the US Partners, and shall be distributed to parties as soon as practicable following the close of the fiscal period) based on such allocations less any amounts which the Managing Partners reasonably determine to be necessary to be reserved to meet the needs of the Joint Venture's business.

For the purposes hereof: "Net Profits" shall mean the after tax income of the Joint Venture, if any, determined in accordance with generally accepted accounting principles, consistently applied; and "Net Losses" shall mean the after-tax losses of the Joint Venture, if any, determined in accordance with generally accepted accounting principles, consistently applied.

Section 2.2 Capital Contributions.

2.2.1 The Nicaragua Partners shall contribute all the necessary capital for the build-out of the infrastructure of the Joint Venture's hemp processing facility to be built on Chaguitillo Farms Km 117 highway Sebaco-Matagalpa Nicaragua (the "Facility"), which will include the cost of the installation of all utilities to the Facility, the excavation and preparation of 2,200 acres for hemp grow, arranging for a 15,000 amp electrical service with specifications to run the extraction equipment, constructing of three 15,000 square foot buildings for a total square footage under roof of 45,000 square feet to be used for office, processing, storage and drying, green house space and construction, and all other required items pursuant to such future building plans, as shall be mutually agreed upon by the parties. The US Partners shall provide the necessary extraction equipment to convert hemp to crude oil and the feminized hemp seeds for the pilot grow program as well as necessary working capital as required. H&H shall provide land for the Facility, consisting of approximately 2,200 acres in described above and hereby attached and described on "Exhibit A" (provided that, such land and the fixed assets thereon, including any extraction equipment provided by the US Partners, and any future proceeds received from the sale of such land and fixed assets (herein, collectively' the "Real Estate Assets"), shall be owned by the US Partners and H&H separately, on a 50/50 basis, and not be deemed Joint Venture property or assets of the Joint Venture).

2.2.2 As soon as practicable following the execution of this agreement, and subject to the approval of The Nasdaq. Stock Market, CLR's parent corporation, Youngevity International, Inc., shall issue 1,500,000 shares of its restricted common stock, par value per share, to the Nica Hemp Cooperative. ("YGYI Common Stock"). The Parent Company will use its best efforts to register the resale of the shares of YGYI Common Stock by The Nicaraguan Partners under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and make any necessary applications with Nasdaq to list the shares Upon completion of the work and construction of the Facility, and subject to the approval of The Nasdaq Stock Market, CLR’s parent corporation, Youngevity International, Inc., shall issue a stock option for the Nica Hemp Cooperative to purchase 5,000,000 shares of YGYl Common Stock at an exercise price of US $1.50, exercisable for a term of five (5) years. The Nicaraguan Partners acknowledge that they will not be able to resell readily any of the shares of YGYI Common Stock received under this Agreement because none of the shares have been registered under the Securities Act and, therefore, those securities can be sold only if they are subsequently registered under the Securities Act or an exemption from registration is available.

ARTICLE 3.

MANAGEMENT

Section 3.1 Managing Partners. The overall management and control of the business and affairs of the Joint Venture shall be vested in H&H and the US Partners (the "Managing Partners"), and shall require the prior consent and agreement of both Managing Partners. The Managing Partners shall have the exclusive power and authority, on behalf of the Joint Venture, to: (a) manage the business activities of the Joint Venture; (b) purchase, lease or otherwise acquire from, or sell, lease or otherwise dispose of any property or asset to any person; (c) open bank accounts and otherwise invest the funds of the Joint Venture; (d) purchase insurance on the business and assets of the Joint Venture; (e) commence lawsuits and other proceedings; (D enter into any agreement, instrument or other writing; (g) retain accountants, attorneys or other agents; and (h) take any other lawful action that the Managing Partners consider reasonable and necessary or advisable in connection with any business of the Joint Venture.

Section 3.2 Books and Records. A complete set of books and records, truly and correctly reflecting the business transactions of the Joint Venture, shall be kept and maintained at the principal place of business of the Joint Venture and each Partner shall have access to and the right to inspect said books and records at any reasonable time.

ARTICLE 4.

ASSIGNMENT

Section 4.1 Transfer Prohibited. No Partner may sell, transfer, assign, pledge, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of his interest in the Joint Venture or his interest in any Joint Venture property (hereinafter collectively sometimes referred to as his "Interest"), including any involuntary transfer by operation of law or otherwise, without the prior consent of both Managing Partners. Any attempt to so transfer or encumber any such Interest shall be void.

ARTICLE 5.

DISSOLUTION AND TERMINATION

Section 5.1 Dissolution. The Joint Venture shall be deemed dissolved upon the occurrence of any of the following events:

5.1.1. The sale or complete disposition of the Joint Venture's assets;

5.1.2 The agreement of the Partners; and

5.1.3 The bankruptcy or dissolution of any Partner.

Section 5.2 Termination. Upon dissolution in accordance with Section 5.1 above, the Joint Venture shall terminate and be wound up. The Joint Venture property shall thereupon be sold (and any Partner may be a purchaser of all or any portion thereof), its liabilities paid or provided for, and the remaining assets or profits from the sale of such assets distributed to and among the Partners, in accordance with the respective allocations to the Partners set forth in Section 2.1 above (i.e., twenty five percent (25%) to H&H and seventy five percent (75%) to the US Partners). Upon any sale of the Real Estate Assets by H&H and the US Partners, the net proceeds from such sale shall be distributed between H&H and the US Partners equally on a 50/50 basis.

ARTICLE 6.

GENERAL

Section 6.1 Notices. Any notices or demands permitted or required hereunder shall be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, (iii) facsimile transmission during normal business hours to the place of business of the recipient, or (iv) electronic transmission during normal business hours to the electronic address of the recipient. For purposes of all notices, the addresses and facsimile numbers of the Partners are set forth below:

CLR Roasters, LLC
2131-2141 NW 72nd Avenue Miami, FL 33122

H&H Coffee Group Export Corp
980 West 23 rd Street
Hialeah, FL 33010

Nica Hemp Cooperative, Inc
Km 117 highway Sebaco-Matagalpa or to such other addresses as the parties may from time to time designate in writing.

All notices, notifications, demands, or requests so given shall be deemed given and received (i) if sent via FedEx or other comparable overnight courier, the next Business Day after being deposited with such courier; (ii) if mailed, five (5) Business Days after being deposited in the mail; (iii) if sent via facsimile transmission, the next Business Day after being so transmitted; or (iv) if sent via electronic transmission, the next Business Day after being so transmitted.

Section 6.2 Counterparts. This Agreement may be signed in one or more counterparts.

Section 6.3 Governing Law. This Agreement and the obligation of the Partners hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Florida, without regard to conflicts of laws principles.

Section 6.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the formation, operation, termination and dissolution of the Joint Venture. No variations, modifications, or changes herein or hereof shall be binding upon either party hereto unless set forth in a writing signed by the parties hereto.

Section 6.5 Waiver. No consent or waiver, express or implied, by any Partner to or of any breach or default by the other in the performance by the other of his obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such Partner hereunder.

Section 6.6 Other Interests. It is expressly agreed by the Partners that during the term of this Agreement, the Partners shall not enter into any Agreement whatsoever with any other Party that would result in a conflict of interest with the other Partner to this Agreement, unless expressly consented to in writing by the other Partner.

Section 6.7 Partition. Each Partner irrevocably waives any and all right he may have to maintain any action for partition as to his undivided interest in the Joint Venture property or the Facility, or to compel any sale of the Joint Venture property or the Facility under any law or laws now existing or hereinafter enacted.

Section 6.8 Arbitration. All claims and disputes arising under or relating to this Engagement Agreement are to be settled by binding arbitration in the City of Miami, State of Florida. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. An award of arbitration may be confirmed in a court of competent jurisdiction.

Parties are to bear their own costs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

YOUNGEVITY INTERNATIONAL, INC.

By: /s/ Dave Briskie______________
Name: Dave Briskie
Title: President and Chief Financial Officer

H& H COFFEE GROUP EXPORT CORP.

By: /s/ Alain Hernandez___________
Name: Alain Hernandez
Title: President

THE NICA HEMP COOPERATIVE, INC

By: /s/ Gema Castillo______________________
Name: Gema Castillo
Title: President